Exhibit 4.2

ROSS MILLER
Secretary of State
State	204 North Carson Street, Ste 1
Seal	Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20070477744-42

Filing Date and Time 07/12/2007 12:06 PM
Certificate of Amendment (PURSUANT TO NRS 78.1955)
Entity Number E0042992005-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Shea Development Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The series of Preferred Stock shall be designated as Series B Preferred Stock and up to 20,000,000 shares shall be so designated. See attached for terms of Series B Preferred Stock.

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
4. Officer Signature (Required):	X	/s/ Francis E. Wilde
Francis E. Wilde Chairman; CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.1955 Designation 2007 Revised on: 01/01/07

SHEA DEVELOPMENT CORP.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

The undersigned, Francis E. Wilde and E. Joseph Vitetta, Jr., do hereby certify that:

1.             They are the Chairman and Secretary, respectively, of Shea Development Corp., a Nevada corporation (the “Corporation”).

2.             The articles of incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of Sixty Million (60,000,000) shares of preferred stock, par value $0.001 per share, Ten Million (10,000,000) of which have been previously designated as Series A Preferred Stock, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3.             The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a series of Preferred Stock to be designated as “Series B Preferred Stock”:

RESOLVED, that Twenty Million (20,000,000) of the Sixty Million (60,000,000) authorized but undesignated shares of preferred stock of the Corporation shall be designated Series B Preferred Stock, par value $0.001 per share, and shall possess the rights and preferences set forth below:

TERMS OF SERIES B PREFERRED STOCK

Section 1.               Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Approved Equity Issuances” shall mean straight common stock (and, if applicable, warrants) issued directly to the equity owners of the acquisition target(s), as part of an Approved Acquisition, not to exceed, with respect to each Approved Acquisition, the number of shares and/or warrants (provided that such warrants shall not have an exercise price of less than $0.50 per share) allocated to such Approved Acquisition in the Capitalization Table set forth in Schedule 4.4.3 to the Purchase Agreement.  “Approved Acquisitions” shall mean those acquisitions, and other corporate restructuring events for which, on or prior to the date hereof, the Corporation has entered into agreements to consummate. Such transactions are corporate acquisitions contemplated by Agreements and Plans of Merger which were entered into by the Corporation as of April 4, 2007 and April 26, 2007 and the acquisition of a consulting company, as provided for in a letter of intent dated June 14, 2007, and the acquisition of the remaining 50% of the shares of a 50% owned subsidiary of the Corporation pursuant to a letter of intent dated May 24, 2007.

“Automatic Redemption Date” shall mean the date that is three (3) years after the initial Issue Date of Series B Preferred Stock (the “Three Year Issuance Anniversary”), provided that if the Corporation has provided timely notice to the Holder prior to the Three Year Issuance Anniversary, then the “Automatic Redemption Date” shall mean the date that is thirty (30) days after the payment of the senior debt issued contemporaneously with the Series B Preferred Stock.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to remain closed.

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Investor’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Series B Preferred Stock and Warrants have been satisfied or waived, including the satisfaction of all provisions of the Escrow Agreement entered into pursuant to the terms of the Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” means $.50 as adjusted from time to time as provided herein, included but not limited to in Section 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “Selling Stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Default Payments” means dividend payments that are accreted to the Stated Value as a result from the Corporation’s failure to pay cash dividends and accrue at a rate of 4.5% of the Stated Value divided by .85, per annum, from the date of payment default.

“Dividend Payment Date” means the date dividends are due as defined herein.

“Dividend Period” means the period from the Closing Date to the Dividend Payment Date.

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, and of any convertible securities, options or warrants issued and outstanding on the date of this Certificate of Designations, provided that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f)(iv) hereof.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are explicitly senior in rights or liquidation preference to the Series B Preferred Stock.

“Market Price” means the weighted average of the Corporation’s Common Stock price on the OTC Bulletin Board for the 5 days prior to date in question.

“Original Issuance Date” shall mean the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

“Person” means any corporation, association, partnership,  limited liability company, business association, individual,  government or political subdivision thereof,  governmental agency or other entity.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Series B Preferred Stock Purchase Agreement, dated as of July 11, 2007, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms and conditions, a copy of which is on file at the principal offices of the Corporation.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall mean $1.00 for each share of Preferred Stock.

“Subscription Amount” shall mean, as to each Investor, the aggregate amount to be paid for the Series B Preferred Stock purchased pursuant to the  Purchase Agreement as specified in the Schedule of Investors to the Purchase Agreement, in United States Dollars and in immediately available funds.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity which the Corporation owns beneficially or of record more than 19% of the equity interest.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Small Cap Market, the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.               Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series B Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 20,000,000 (which shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each a “Holder” and collectively, the “Holders”).  Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 3.               Dividends and Other Distributions.  The Holders of shares of Series B Preferred Stock shall be entitled to receive cumulative dividends payable(in cash or additional shares of Common Stock, as set forth below), at a rate per annum equal to 9% (the “Dividend Rate”) multiplied by the total Stated Value of outstanding Preferred Stock.  Irrespective of the duration in which the Holder owned the Preferred Stock during the Dividend Period, only the Holder of record on the Dividend Payment Date, as evidenced by the Holder’s delivery of the stock certificate to the Corporation, shall be entitled to receive, on the Dividend Payment Date, the total cumulative and unpaid dividends, associated with each share of Preferred Stock converted by the Holder (the “Accrued Dividends”).  The Accrued Dividends shall be fully cumulative and shall accumulate and accrue on a daily basis (computed on the basis of a 30-day month and a year of 360 days and compound annually at the Dividend Rate).  The 9% dividend will be paid in two parts, an upfront dividend payment of 4.5% paid in Common Stock and a monthly dividend of 4.5% paid in cash as outlined below.

Dividends in Common Stock.  4.5% of the dividend will be paid in Common Stock based on the Subscription Amount on the Closing Date, equaling the aggregate purchase price for the Preferred Stock and the Warrants to be purchased by each Investor at the Closing in the amount set forth opposite such Investor’s name in column (5) of the Schedule of Investors annexed to the Purchase Agreement.  For each share of Series B Preferred Stock to be purchased at the Closing, the Investor will receive, at Closing, a dividend paid in shares of Common Stock equal to 4.5% of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock purchased, for each year of the three (3) year term of the Series B Preferred Stock (the “Initial Dividend Shares”).  On or before the Closing Date, (i) each Investor shall pay the aggregate Purchase Price for the Preferred Stock and the Warrants to be issued and sold to it at the Closing (as defined below) by wire transfer of immediately available funds to the an escrow account designated by the Escrow Agent, in accordance with the wiring instructions set forth in the Escrow Agreement or otherwise specified in writing by the Escrow Agent, against delivery of duly executed certificates representing the Holder’s Preferred Stock (“Preferred Stock Certificate”), and (ii) the Corporation shall deliver such Preferred Stock Certificates and Warrants duly executed on behalf of the Corporation, and the Initial Dividend Shares, to such Buyer on the Closing Date, against delivery of such Purchase Price.  The Warrant Amounts for each Investor are set forth in column 4 of the Schedule of Investors annexed to the Purchase Agreement.

Dividends in Cash.  4.5% of the dividend will be paid in cash.  Subject to the “free cash” restriction described below, the Holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefore and the Corporation shall pay, cumulative dividends (“Dividends”) at the rate per share (as a percentage of the Stated Value per share) of four and one-half percent (4.5%) per annum payable monthly, on the first Business Day of each month, beginning on September 1, 2007.

The Dividend payments to each Holder shall be made by the Corporation, in cash, unless otherwise provided herein, only if and to the extent that the Corporation has Free Cash (as defined below) on hand as of the applicable Dividend Payment Due Date, provided that if the Dividends are not paid either in cash, or in Common Stock to the extent allowed hereunder, then the Dividends will obtain accretion to the Stated Value in an amount equal to the Default Payment, which shall equal the amount of Dividends to be paid divided by ..85.  For purposes hereof, “Free Cash” shall mean cash balances in excess of cash required to service outstanding debt which the Corporation is required to maintain at a ratio of 2.0 to 1, or less, of total debt outstanding divided by EBITDA (defined as income from operations before interest expense, interest income, income taxes, depreciation, amortization and all non-cash charges and credits required by GAAP (e.g. stock compensation and fair value adjustments.))  By the Business Day immediately preceding the Closing Date, the Corporation shall have notified the Holders in writing whether or not it may lawfully pay cash dividends.

Payment of Dividends in Shares of Common Stock.  Upon twenty (20) days advance written notice to the Holder, provided that the equity payment conditions described below have been met on each of the ten (10) Trading Days immediately preceding the date of payment of Dividend Payment Shares (as defined below) and provided that such Dividend is paid timely, the Corporation, at its option, may pay the Dividends payable on the Preferred Stock with registered, free-trading shares of Common Stock (“Dividend Payment Shares”) with an attributed value per share equal to the lesser of (x) the Conversion Price then in effect, or (y) 85% of the lesser of (i) the Market Price as calculated on the date that such Dividends are due to be paid hereunder (the “Dividend Conversion Price”), or (ii) 85% of the Market Price as calculated on the date that such Dividend Payment Shares are delivered to the Holder. Prior to declaring any dividend, the Corporation shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series B Preferred Stock.  In the event the Corporation does not pay the Dividends in cash or tradable shares of Common Stock, the Holder’s Dividends will obtain accretion to the Stated Value in an amount equal to the Default Payment, which shall equal the amount of Dividends to be paid divided by .85.

Section 4.               Voting Rights. The Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or Articles of Incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

Section 5.               Liquidation Preferences. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $1.00 per share of Series B Preferred Stock plus the amount of any accrued and unpaid Dividends as of such date, calculated pursuant to Section 3, plus any accrued and unpaid Default Payments (collectively, the “Liquidation Preference”).  Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock, the holders of the Series A Preferred Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series B Preferred Stock. After the Liquidation Preference has been paid in full pursuant to this Section 5, the holders of the Series A Preferred Stock shall be entitled to receive their liquidation preference as set forth in the Certificate of Designations of the Series A Preferred Stock.

Section 6.               Conversion.

a)             Conversions at Option of Holder. Each share of Preferred Stock shall be convertible (subject to the limitations set forth in Section 6(b)), into a number of shares of Common Stock equal to the Stated Value divided by the Conversion Price then in effect, which shall initially equal two (2) shares of Common Stock (which amount shall adjust accordingly as the Conversion Price is adjusted as provided below, the “Conversion Ratio”) at the option of the Holders, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Corporation of the stock certificate(s) representing the number of shares of Preferred

Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Corporation by overnight delivery service (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

Upon the Conversion Date, the Accrued Dividends payable on the shares of Preferred Stock that the Holder has elected to convert into Common Stock shall be due and payable by the Corporation to the Holder.  Immediately following any such conversion, the dividend rights of the Holders of the converted Preferred Stock shall cease upon receipt by the Holder of the Common Stock issuable upon such conversion.

Subject to any adjustments to the Conversion Price, each share of Preferred Stock shall be convertible into that number of shares of Common Stock equal to the Stated Value, plus all accrued and unpaid Dividends and  Default Payments, divided by the Conversion Price then in effect.

b)            Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Preferred Stock are not convertible within sixty (60)

days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Corporation are not exercisable nor convertible within sixty (60) days from the date of such determination.  For purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Corporation or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Corporation.  The provisions of this Section 6(b) may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of this Section 6(b) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

c)             Mechanics of Conversion.

(i)            Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder (A) as applicable either (1) prior to the Effective Date, a certificate or certificates with Securities Act Rule 144 restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock or (2)  after the Effective Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

(ii)           Obligation Absolute.  The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained and shall remain in effect until the completion of arbitration/litigation of the dispute and the Corporation shall pay any proceeds to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.

(iii)          Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the full conversion of the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock (the “Reserved Amount”).   The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

(iv)          No Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock. The Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(v)           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(vi)          Increases to Reserved Amount.  If the Reserved Amount for any five (5) consecutive Trading Days (the last of such five (5) Trading Days being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion (including any Dividend payable thereon) of all of the outstanding Series B Preferred Stock at the then current Conversion Price.

Section 7.               Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Preferred Stock is outstanding, shall at any time subdivide (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation, at any time while the Preferred Stock is outstanding, shall combine (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales.  If the Corporation or any Subsidiary thereof, as applicable, at any time while shares of Preferred Stock are outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price  (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation or purchase price adjustments, reset provisions, floating conversion, exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, the Conversion Price shall be reduced to equal the Base Share Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  The Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Common Shares based upon the Base Share Price.

c)  Capital Raising Limitations.  Except for Approved Equity Issuances, during the period that any Preferred Stock remains outstanding, the Corporation shall not issue or sell, or agree to issue or sell Variable Equity Securities (as defined below), without obtaining the prior written approval of each of the Holders, with the exception of any such agreements or transactions that (i) exist as of the date hereof and (ii) are not amended or modified after the date hereof.  For purposes hereof, the following shall be collectively referred to herein as, the “Variable Equity Securities”:  (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some further date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Corporation’s Common Stock since date of initial issuance, or (B) any amortizing convertible security which amortizes prior to its maturity date, where the Corporation is required to or has the option to (or the investor in such transaction has the option to require the Corporation to) make such amortization payments in shares of Common Stock (whether or not such payments in stock are subject to certain equity conditions), or (C) any debenture or preferred stock that is accompanied by a number of warrants greater than 50% of the original principal amount, divided by the Market Price at the time of closing of such debenture or preferred stock, or (D) any Common Stock that is sold at a discount to the Market Price at the time of closing that is greater than 10%, or (E) any adjustable warrant where the number of shares issuable thereunder is subject to increase, or (F) any Common Stock that is accompanied by a number of warrants greater than 100% of the number of shares of Common Stock sold by the Corporation in such transaction, or (G) any warrant, convertible security or other Common Stock Equivalent with a conversion, exercise or exchange price that is set at a price that is less than 70% of the initial conversion price of the Preferred Stock, or (H) any note, debenture or other debt obligation that is accompanied by shares of Common Stock for which the additional consideration paid per share of Common Stock is less than 90% of the Market Price at the time of closing, or (I) any securities of the Corporation in exchange for goods or services, or (J) any transaction involving a written agreement between the Corporation and an investor or underwriter whereby the Corporation has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula (each, an “Equity

Line” transaction).  For purposes of the above, the “Market Price” at time of closing shall mean the Market Price, as defined herein.

d) Adjustments for Combinations/Reverse Stock Splits.  In addition to the provisions of Section 7(a) (and after application of such provision), if the Corporation, at any time while shares of Preferred Stock are outstanding combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be adjusted to the lower of (i) the Conversion Price immediately after such combination and (ii) the VWAP of the Common Stock for the thirtieth (30th) through the fortieth (40th) Trading Day (inclusive) after such combination was effectuated.

e) Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall not be considered an issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

f)                Notice to Holders.

i.              Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special non-recurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the  stock books of the Corporation, at least 70 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Any and all Conversion Shares issued or issuable upon conversion shall be entitled to share in such transaction notwithstanding the record date of such transaction so long as the Holders of the Preferred Stock elect to convert their shares of Preferred Stock into Conversion Shares prior to the expiration of such 70-day notice period.

iii.            Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7 in respect of an Exempt Issuance.

iv.            Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c)(iii) and insuring that this Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Section 8.               Automatic Redemption at End of Term.  Any Series B Preferred Stock that has not been redeemed or submitted for conversion into Common Stock by midnight, New York City time, on the Automatic Redemption Date (as defined in Section 1), shall be automatically redeemed for a redemption price, in cash, equal to the outstanding Stated Value of Holder’s outstanding Series B Preferred Stock, plus all accrued and unpaid Dividends and  Default Payments (the “Automatic Redemption Amount”).  The Automatic Redemption Amount shall be due and payable within 5 Trading Days of the Automatic Redemption.

Section 9.               Miscellaneous.

a)     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address provided in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)     Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate(s) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of the  mutilated certificate(s), or in lieu of or in substitution for a lost, stolen or destroyed certificate(s), a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.  The Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

d)    Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)     Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

f)     Waiver.  Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of 66% or more of the Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required; and be it:

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of this 11th day of July, 2007.

/s/ Francis E. Wilde	/s/ E. Joseph Vitetta, Jr.
Name: Francis E. Wilde Title: Chairman and CEO	Name: E. Joseph Vitetta, Jr. Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES B PREFERRED STOCK)

The undersigned hereby irrevocably elects to convert the number of shares of Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of SHEA DEVELOPMENT CORP., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date of Conversion: _____________________________________________

Number of shares of Common Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Certificate Number of Preferred Stock attached hereto:________________________

Number of Shares of Preferred Stock represented by attached certificate:__________

Number of shares of Preferred Stock subsequent to Conversion: ________________

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

[HOLDER]

By:___________________________________

     Name:______________________________

     Title: _______________________________